NEWS RELEASE

For More Information:
Natalie Silva	Phillip M. Anderson
Corporate Communications	Investor Relations
210-283-2729	210-283-2832
nsilva@tsocorp.com	panderson@tsocorp.com
Tesoro Board of Directors Elects
Vice President, Finance and Treasurer and Vice President and Controller
SAN ANTONIO, TX (March 8, 2006) — Tesoro Corporation (NYSE:TSO) announced today that the board of directors has elected Otto C. Schwethelm as Vice President, Finance and Treasurer and G. Scott Spendlove as Vice President and Controller. Prior to their new assignments, Spendlove held the position of Vice President, Finance and Treasurer and Schwethelm held the position of Vice President and Controller.
     The new appointments were effective on March 8, 2006 after the filing of the company’s 2005 Form 10-K.
     “Over the past year, we have been engaged in career development with an eye toward advancement opportunities for our employees. The new assignments for Otto and Scott are designed to broaden both their understanding of the corporation and their experience in the finance and accounting arenas,” said Greg Wright, Tesoro Executive Vice President and Chief Financial Officer. “We are committed to providing advancement opportunities for our employees and will continue to focus on helping accelerate career development and expanding the knowledge base of our staff.”
     Schwethelm will be responsible for overseeing Tesoro’s public stakeholders including banks, shareholders, lenders, analysts, rating agencies, insurance underwriters and credit counterparties. Spendlove will gain experience in managing a larger organization across all of the company’s locations and functions, expand his understanding of Tesoro’s accounting systems and benefit from working with independent auditors under Sarbanes-Oxley.

     Schwethelm joined Tesoro in 1998 as a Manager of Economics in the Supply and Optimization organization. He has also served as Vice President of Development and Business Analysis and Vice President of Shared Services, a department he started before being named Vice President and Controller in 2003. Schwethelm holds a bachelor’s degree in accounting from the University of Texas at Austin and is a Certified Public Accountant.
     Spendlove joined Tesoro in 2002 as Vice President of Finance and assumed the additional role of Treasurer in 2003. Prior to Tesoro, he held various positions in accounting, finance, forecasting and planning at Ultramar Diamond Shamrock (UDS) and Unocal. His last position at UDS was Vice President, Corporate Planning and Investor Relations. Spendlove holds a bachelor’s degree in accounting from Brigham Young University and an MBA from California State University.
About Tesoro
Tesoro Corporation, a Fortune 200 company headquartered in San Antonio, Texas, is an independent refiner and marketer of petroleum products. Tesoro operates six refineries in the western United States with a combined rated crude oil capacity of more than 560,000 barrels per day. Tesoro’s retail marketing system includes over 475 branded retail stations, of which over 200 are company operated under the Tesoro® and Mirastar® brands. Tesoro’s commercial marketing system includes sales of jet fuel and marine fuels.